                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


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                 Section 240.14a-12

                       CELERITY SYSTEMS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)


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                                     [LOGO]


September 8, 2000


Dear Stockholder:


    As indicated on the enclosed Notice of Annual Meeting of Stockholders, the Annual Meeting of Stockholders of Celerity Systems, Inc. (the "Company") will be held at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, at 10:00 a.m., Eastern Daylight Savings Time, on September 18, 2000. In order to assist the Company in its planning for the Meeting, if you plan to attend the Meeting in person, please complete the enclosed attendance card and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope (which has also been provided for the return of your proxy card). Stockholders are, of course, welcome to attend the Meeting whether or not they return the attendance card.


    Whether or not you plan to attend the Meeting in person, I urge you to complete your proxy and return it to our transfer agent in the enclosed addressed, postage-paid envelope. If you return the proxy card and attend the Meeting in person, you may still vote your shares in person at the Meeting.

                                        Yours very truly,

                                        [LOGO]
                                        KENNETH D. VAN METER
                                        President, Chief Executive Officer and
                                        Chairman of the Board

122 Perimeter Park Drive, Knoxville, TN 37922 . tel: 865 539 5300 . fax: 865 539
                            3502 . www.celerity.com

                             CELERITY SYSTEMS, INC.
                            122 PERIMETER PARK DRIVE
                           KNOXVILLE, TENNESSEE 37922
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Celerity Systems, Inc.:


    The Annual Meeting of Stockholders of Celerity Systems, Inc. (the "Company") will be held at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, at 10:00 a.m., Eastern Daylight Savings Time, on September 18, 2000, for the following purposes:


    1.  To elect the Board of Directors for the ensuing year.

    2. To consider and act upon a Proposal to amend the Company's Certificate of Incorporation to increase the authorized capital stock of the Company such that the aggregate number of shares of Common Stock which the Company shall have the authority to issue shall be increased from 15,000,000 to 50,000,000.

    3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors and accountants for the Company for the fiscal year ending December 31, 2000.

    4.  To transact such other business as may properly come before the meeting.

    All stockholders are invited to attend the meeting. Stockholders of record at the close of business on July 20, 2000, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open to examination by the stockholders beginning two days after notice of the meeting is given for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 122 Perimeter Park Drive, Knoxville, Tennessee 37922.

    Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        [SIG]

                                        KENNETH D. VAN METER
                                        PRESIDENT, CHIEF EXECUTIVE OFFICER
                                        CHAIRMAN OF THE BOARD


Knoxville, Tennessee
September 8, 2000

                             CELERITY SYSTEMS, INC.
                            122 PERIMETER PARK DRIVE
                           KNOXVILLE, TENNESSEE 37922
                                 (865) 539-5300
                            ------------------------

                                PROXY STATEMENT
                            ------------------------


    The accompanying proxy is solicited by the Board of Directors of Celerity Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Daylight Savings Time, on September 18, 2000 at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, and any adjournment thereof.


                           VOTING SECURITIES; PROXIES

    The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally by telefax and by telephone. In addition to mailing copies of this material to stockholders, the Company may request persons who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies. The Company will reimburse the costs associated with such activity.

    The holders of a majority of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. The approval of a plurality of the shares of Common Stock cast at the Annual Meeting is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of the shares of Common Stock cast at the Annual Meeting is required for adoption of such matters, except for proposals to amend the Certificate of Incorporation, to which the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required for the adoption of such proposals.

    The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Common Stock represented by the proxy will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not affect the outcome of the election of directors, the ratification of the appointment of the public accountants or any other matter to be voted on by stockholders at the Annual Meeting, except for the proposal to increase the authorized Common Stock, as to which abstentions and broker non-votes will have the effect of votes "against" such proposal.

    All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for director (Proposal 1), FOR the approval to amend the Certificate of Incorporation to increase the authorized Common Stock (Proposal 2) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 3) and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

    A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

    At the close of business on July 20, 2000, 12,541,681 shares of Common Stock were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters that come before the meeting. Only stockholders of record at the close of business on July 20, 2000 are entitled to notice of, and to vote at, the meeting.


NO DISSENTER'S RIGHTS

    Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to Proposals 2 or 3.


    This proxy material is being mailed to stockholders commencing on or about September 8, 2000.


                                   PROPOSAL 1
                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

    The By-Laws of the Company provide that each director serves from the date of election until the next annual meeting of stockholders and until his successor is elected and qualified (subject to certain provisions). The specific number of directors authorized may increase or decrease by resolution adopted by a majority of the entire Board of Directors. The number of directors is currently fixed at six. The Company has nominated Kenneth Van Meter, Glenn West, Fenton Scruggs, David Hultquist and Bruce Thompson to serve as directors. It is intended that the accompanying proxy will be voted in favor of the nominees, unless the stockholder indicates to the contrary on the proxy. Each of the nominees is a director of the Company.

    The persons named in the accompanying proxy intend to vote for the election of the nominees listed herein as directors. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

    The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by such persons. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.

    The names and ages of the Company's directors are as follows:

NAME OF NOMINEE                               AGE      POSITION
---------------                             --------   --------
Kenneth D. Van Meter......................     53      President, Chief Executive Officer and
                                                       Chairman of the Board

Glenn West................................     37      Director

Fenton Scruggs............................     63      Director

David Hultquist...........................     37      Director

Bruce Thompson............................     70      Director

KENNETH D. VAN METER


    Mr. Van Meter has been the President and Chief Executive Officer of the Company since January 20, 1997. He was elected Chairman of the Board on
March 25, 1997. From May 1995 to January 1997, Mr. Van Meter served as Sr. Vice President, Operations, for Tele-TV Systems, a limited partnership owned by Bell Atlantic Corporation ("Bell Atlantic"), NYNEX, and Pacific Telesis, which was engaged in providing systems, software, and services for its three parents in the interactive digital services industry. From June 1994 to May 1995, Mr. Van Meter was President of Bell Atlantic Video Services Interactive Multimedia Platforms, a wholly-owned subsidiary of Bell Atlantic. From April 1993 to June 1994, Mr. Van Meter was Vice President of Bell Atlantic Video Services. Prior to joining Bell Atlantic, from 1991 to 1993, Mr. Van Meter was Vice President and General Manager for Thomas Cook Limited, a travel services company. From 1989 to 1991, Mr. Van Meter was Group Vice President for two divisions of National Data Corporation. From 1984 to 1989, Mr. Van Meter was Director and General Manager of two businesses for Sprint Corp., United Business Communications (shared tenant services), and the Meeting Channel (2-way digital video teleconferencing). Mr. Van Meter holds an MBA with highest honors in management and marketing from the University of Georgia, and a B.S. with high honors in chemistry from West Virginia University.


GLENN WEST

    Mr. West, a founder of the Company, has served as Director of Technology and a member of the Board of Directors since the Company's inception in 1993. Since January 1999, Mr. West has been Deputy Director of the Infocom Lab at Kent Ridge Digital Labs in Singapore. Mr. West also served as a Consultant to the Company until May 2000. Between 1993 and 1999, Mr. West served as Executive Vice President of the Company. Prior to founding the Company, from 1987 to 1993, Mr. West served as Senior Systems Engineer for Data Research and Applications, a software company.

FENTON SCRUGGS

    Dr. Scruggs, a founder of the Company, funded the initial start-up of the Company, and has been a member of the Company's Board of Directors since the Company's inception in 1993. Dr. Scruggs is a Board Certified Pathologist from Chattanooga, Tennessee, who has been in private practice since 1969.
Dr. Scruggs received his undergraduate degree from the University of Virginia in 1959 and his graduate degree from the University of Tennessee in 1962.
Dr. Scruggs completed his residency at Memphis Methodist Hospital and was a General Medical Officer in the U.S. Air Force from 1963 to 1965.

DAVID HULTQUIST

    Mr. Hultquist has been nominated to serve as a director of the Company.
Mr. Hultquist has been President of Capital Resource Consultants since 1999. From 1998 to 1999, Mr. Hultquist served as Chief Operating Officer, Chief Financial Officer and in certain other positions with the Lanrick Group, a net worth advisory firm. From 1995 to 1997, Mr. Hultquist served as Chief Operating Officer and Director of Strategic Telecom Systems. From 1992 to 1995,
Mr. Hultquist served as Controller of Global Telemedia. From 1986 to 1991,
Mr. Hultquist served as Assistant Controller for Health Care REIT, Inc.
Mr. Hultquist holds a BBA in Accounting from the University of Toledo.

BRUCE THOMPSON


    Mr. Thompson has been nominated to serve as a director of the Company. Since 1995, Mr. Thompson has served as President of First Toledo Corporation, an owner-developer of assisted living facilities and manager of limited partnerships with assisted living assets. From 1970 to 1995, he served as Chairman and Chief Executive Officer of Health Care REIT, Inc., which owns and finances operators of nursing and rehabilitation centers, mental health facilities, retirement and assisted living complexes and allied health care properties. Mr. Thompson received his B.A. from Yale University and received his LLB and JD from the University of Virginia Law School. Mr. Thompson is a director of Health Care REIT, Inc.


    Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office. Each director holds office until the Company's annual meeting of stockholders and until his successor is duly elected and qualified. Officers are elected by the Board of Directors and hold office at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

STOCKHOLDER VOTE

    Election of each director requires a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

    The Board of Directors recommends a vote FOR the election of each of the nominees for election to the Board of Directors named above.

COMMITTEES OF THE BOARD--BOARD MEETINGS

    The Board has established an Audit Committee and a Compensation Committee to assist it in the discharge of its responsibilities. The principal responsibilities of each committee and the members of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. The Company's Board of Directors held ten meetings during the fiscal year ended December 31, 1999. All directors attended at least 75% of the meetings.

    The Audit Committee held one meeting during the fiscal year ended
December 31, 1999 which was attended by all members. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Company for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to the Company. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with the Company's Controller to review reports on the functioning of the Company's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Company based upon the activities of the Company's internal auditing staffs as well as an evaluation of the performance of those staffs. The Audit Committee is also prepared to meet at any time upon request of the independent public accountants or the Controller to review any special situation arising in relation to any of the foregoing subjects. The Board of Directors has not adopted a written charter for the audit committee.

    The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended 1999 with management and has discussed with its independent auditors the matters required to be discussed by SAS 61. In addition, the Audit Committee has received the written disclosures and the letter from its independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with its independent accountants their independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

    The Audit Committee of the Board of Directors currently consists of Fenton Scruggs, Donald Greenhouse and Stephen Portch. A majority of the members of the Audit Committee are independent as defined in Rule 4200(a) of the National Association of Securities Dealer's listing standards.

    The Compensation Committee held one meeting during the fiscal year ended December 31, 1999 which was attended by all members. This Committee makes recommendations to the Board of Directors as to the salaries of the President and other senior executives. It also recommends to the Board of Directors incentive compensation plans for elected officers and other senior executives and reviews guidelines for the administration of the Company's incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group.

    The Compensation Committee of the Board of Directors currently consists of Donald Greenhouse, Stephen Portch and Mark Braunstein.

    The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole.

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 1999, 1998 and 1997 paid to Kenneth D. Van Meter, the Company's Chairman of the Board, Chief Executive Officer and President and Dennis Smith, the Company's former Vice President of Engineering and Operations (Messrs. Van Meter and Smith are together the "Named Executive Officers"). No other executive officer received compensation exceeding $100,000 during the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                          -----------------------
                                                  ANNUAL COMPENSATION     RESTRICTED   SECURITIES
                                                  --------------------      STOCK      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR      SALARY      BONUS       AWARD(S)     OPTIONS      COMPENSATION
---------------------------            --------   --------    --------    ----------   ----------    ------------
Kenneth D. Van Meter.................    1999     $170,100(1)      --            --           --             --
  Chairman of the Board, Chief           1998     $170,100(2)      --            --      413,200(6)          --
  Executive Officer, and President       1997     $154,731     71,810(5)         --      413,200             --

Dennis K. Smith......................    1999     $131,250(3)      --        10,000        7,500             --
  Vice President of Engineering and      1998     $125,000(4)      --        10,000       36,500(6)          --
  Operations                             1997           --         --            --                          --


------------------------

(1) Includes $155,925 voluntarily deferred in 1999, which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(2) Includes $70,875 voluntarily deferred in 1998, which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(3) Includes $73,149 voluntarily deferred in 1999, which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(4) Includes $14,583 voluntarily deferred in 1998, which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(5) Includes $17,864 paid in the first quarter of 1998 and an aggregate of $53,946 which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(6) Options repriced on December 1, 1998.

    The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                                                   ------------------------------------------------------
                                                   NUMBER OF    PERCENTAGE OF
                                                   SECURITIES   TOTAL OPTIONS
                                                   UNDERLYING     GRANTED TO     EXERCISE OR
                                                    OPTIONS     INDIVIDUALS IN   BASE PRICE    EXPIRATION
NAME                                                GRANTED      FISCAL YEAR      PER SHARE       DATE
----                                               ----------   --------------   -----------   ----------
Dennis K. Smith..................................    7,500           100%          $0.656        9/13/09

    The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1999 by the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES
                                    NUMBER OF                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                     SHARES                        OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                   ACQUIRED ON    VALUE         DECEMBER 31, 1999         DECEMBER 31, 1999(1)
NAME                                EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                               -----------   --------   -------------------------   -------------------------
Kenneth D. Van Meter.............         --          --      413,200             0             0             0
Dennis K. Smith..................         --          --       20,167        23,833             0             0

------------------------

(1) Amount reflects the market value of the underlying shares of Common Stock at the closing price reported on the OTC Bulletin Board on December 31, 1999 ($0.609 per share), less the exercise price of each option.

DIRECTOR COMPENSATION

    Beginning in 1998, the Company's policy was for each outside director to receive nonqualified stock options for 20,000 shares in addition to $2,500 per quarter. Directors did not receive compensation in fiscal 1998 or 1999, but equivalent compensation was paid to the directors in shares in June 2000. Beginning in 2000, the Company's policy is for each outside director to receive nonqualified stock options for 5,000 shares per quarter in addition to either $1,500 in cash or $2,000 in nonqualified stock options per quarter.

STOCK OPTION PLANS

    On August 10, 1995, the Board of Directors and stockholders adopted the Company's 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of options to purchase up to 178,929 shares of Common Stock to employees and officers of the Company. In August 1997, the Board of Directors and the stockholders adopted the Company's 1997 Stock Option Plan (the "1997 Plan," and, together with the 1995 Plan, the "Plans"). The 1997 Plan provides for the grant of options to purchase up to 200,000 shares of Common Stock to employees, directors, and officers of the Company. Options granted under the Plans may be either "incentive stock options" within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options.

    The Plans are administered by the Board of Directors which serves as the stock option committee and which determines, among other things, those individuals who receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

    The exercise price per share of Common Stock subject to an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors, but may not be less than 85% of the fair market value of the Common Stock on the date of the grant. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, more than 10% of the total combined voting power of all classes of capital stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee or a representative of such optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the stock option committee. Upon termination of employment of an optionee by reason of death, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. Under the 1997 Plan, upon termination of employment of an optionee by reason of total disability (as defined in the 1997
Plan) such optionee's options remain exercisable for one year thereafter.

    Options under the 1995 Plan must be issued within 10 years from August 10, 1995, the effective date of the 1995 Plan. Options under the 1997 Plan must be issued within 10 years from August 6, 1997, the effective date of the 1997 Plan. Incentive stock options granted under the Plans cannot be exercised more than 10 years from the date of grant. Incentive stock options issued to a 10% Stockholder are limited to five-year terms. Payment of the exercise price for options granted under the Plans may be made in cash or, if approved by the Board of Directors of the Company, by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of such optionee's stock options with no additional investment other than the purchase of the original shares.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan from which they were granted.

    On November 25, 1998, the Board of Directors of the Company approved a resolution which permitted the Company to reprice all outstanding options to purchase Common Stock which were held by employees of the Company as of December 1, 1998, to a price equal to the closing of the Company Common Stock reported on the Nasdaq SmallCap Market on December 1, 1998. Such closing price on December 1, 1998 was $.688 per share.

    At December 31, 1999, options to purchase 24,500 shares of Common Stock were outstanding under the 1995 Plan at an exercise price of $0.688 per share. Of such optionees, Dennis Smith, a former officer of the Company, had options to purchase 12,500 shares of Common Stock (4,167 of which were exercised). At December 31, 1999, options to purchase 207,920 shares of Common Stock were outstanding under the 1997 Plan (or upon equivalent terms) at exercise prices ranging from $0.688 to $2.938 per share, although a majority of such options are exercisable at $0.688 per share. Options granted at December 31, 1999 to directors of the Company under the 1997 Plan consist of: (i) options granted to Mark Braunstein, Donald Greenhouse and Fenton Scruggs to each purchase 20,000 shares of Common Stock, respectively, at an exercise price of $2.125 per share;
(ii) options granted to Stephen Portch to purchase 20,000 shares of Common Stock at an exercise price of $2.625 per share; (iii) options granted to Mark Braunstein and Fenton Scruggs to each purchase 851 shares of Common Stock, respectively, at an exercise price of $2.938 per share; (iv) options granted to Stephen Portch and Donald Greenhouse to each purchase 1,333 shares of Common Stock, respectively, at an exercise price of $1.875; and (v) options granted to Stephen Portch,

Donald Greenhouse, Mark Braunstein and Fenton Scruggs to each purchase 1,538 shares of Common Stock, respectively, at an exercise price of $1.625 per share. Dennis Smith, a former officer of the Company, had options to purchase 8,000 shares of Common Stock at an exercise price of $0.688 per share and options to purchase 7,500 shares of Common Stock at an exercise price of $0.656 per share.

OPTIONS GRANTED OUTSIDE THE PLANS

    In addition to the options which have been granted under the Plans, the Company has previously granted options outside of the Plans. At December 31, 1999, options to purchase 483,200 shares of Common Stock were outstanding, including: (i) options granted to Donald Greenhouse, a director of the Company to purchase (a) 14,000 shares of Common Stock at an exercise price of $0.10 per share (all of which have been exercised) and (b) 26,000 shares of Common Stock at an exercise price of $1.38 per share; and (ii) options granted to Kenneth Van Meter to purchase 413,200 shares of Common Stock at an exercise price of $0.688 per share

401(K) PROFIT SHARING PLAN


    The Company had a 401(k) profit sharing plan which was terminated in 1999. The Company made no matching contributions to the plan during its life.


EMPLOYMENT AGREEMENTS


    KENNETH VAN METER. Our employment agreement with Mr. Van Meter, as amended, expired January 20, 2000. Mr. Van Meter is currently employed by us without such an agreement. Pursuant to his prior employment agreement, Mr. Van Meter received an annual base salary of $162,000. The employment agreement provided for the annual review of Mr. Van Meter's salary; Mr. Van Meter received a 5% raise as of January 20, 1998. In May 2000, our Board of Directors approved an increase to Mr. Van Meter's base salary for 2000 to $225,000 with a potential bonus of 200% of such salary. Retroactive salary increases for 1998 and 1999 were also granted and were paid in shares of common stock in June 2000 ($8,505 raise for 1998, paid as 8,000 shares; $8,930 raise for 1999, paid as 10,338 shares). Pursuant to his employment agreement (now expired), Mr. Van Meter may have, at the discretion of the Board of Directors, received an annual incentive bonus equal to up to 99% of Mr. Van Meter's base salary if he and the Company reached certain milestones. Up to two-thirds of such incentive bonus were to be awarded and paid within thirty days following the end of each calendar year and up to the remaining one third of such bonus was to be awarded at the end of each calendar year and vest in two equal installments on the first and second anniversaries of the date of the award. In July 1997, Mr. Van Meter purchased 15,000 shares of Common Stock for nominal consideration plus the cancellation of certain anti-dilution rights and received options to purchase 183,200 shares of Common Stock at $1.38 per share and options to purchase 230,000 shares of Common Stock at $3.00 per share. Such options were repriced on December 1, 1998 at an exercise price of $0.688 per share. Additionally, during 1997, Mr. Van Meter received reimbursement of approximately $37,272 for expenses incurred as a result of his relocation.



    GLENN WEST. Our employment agreement with Mr. West expired on May 1, 2000. The employment agreement provided that Mr. West may not compete with the Company for two years after the termination of his employment. A state court, however, may determine to limit or not enforce such non-compete clause as against public policy. As of January 1, 1999, Mr. West ceased employment with us pursuant to a leave of absence. Mr. West has taken a full-time position with another company and will not be returning to his duties with us.



    DENNIS SMITH Pursuant to an employment agreement with the Company, Dennis Smith received a salary of $125,000 per annum. In 1998, he received a reimbursement of approximately $30,000 for expenses incurred as a result of his relocation and was eligible each year during his employment to receive, at the discretion of the Board of Directors, a bonus of up to twenty five percent (25%) of his annual salary. Mr. Smith was not paid a bonus during 1998 or 1999, but in June 2000, was granted $10,000 in shares at a price per share equal to the Company's market price as of December 31, 1998 and $10,000 in shares at a price per share equal to the Company's market price as of December 31, 1999. In connection with his employment, Mr. Smith received options to purchase 24,000 shares of Common Stock at an exercise price of $7.00 per share and options to purchase 12,500 shares of Common Stock at an exercise price of $0.78 per share. All of such options were repriced on December 1, 1998 to an exercise price of $0.688 per share. Mr. Smith terminated his employment with the Company in June 2000.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's voting securities as of June 30, 2000 by (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, director nominees and the Named Executive Officers and
(iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders listed in the table below has sole voting and dispositive power with respect to the shares beneficially owned by such stockholder.

                             PRINCIPAL STOCKHOLDERS


                                                              NUMBER OF SHARES
NAME OF BENEFICIAL OWNER(1)                                  BENEFICIALLY OWNED      PERCENT OF CLASS(2)
---------------------------                                  ------------------      -------------------
Kenneth D. Van Meter.......................................          889,399(3)              8.0%
Glenn West.................................................          157,636(4)              1.5%
Dennis K. Smith............................................          106,003(5)              1.0%
Dr. Fenton Scruggs.........................................          438,214(6)              4.1%
Donald Greenhouse(7).......................................           40,630(8)              0.4%
Stephen Portch.............................................           40,630(9)              0.4%
Dr. Mark Braunstein........................................           40,308(10)             0.4%
David Hultquist (nominee for director).....................          397,000(11)             3.7%
All directors and executive officers as a group
  (7 persons)(3)(4)(6)(8)(9)(10)...........................        1,606,817                14.3%


------------------------

(1) The address for Messrs. Van Meter, West, Smith, Greenhouse, Portch, Hultquist and Thompson and Drs. Braunstein and Scruggs is c/o Celerity Systems, Inc., 122 Perimeter Park Drive, Knoxville, Tennessee 37922.

(2) Shares of Common Stock are deemed outstanding for purposes of computing the percentage of beneficial ownership if such shares of Common Stock underlie securities which are exercisable or convertible within 60 days of the date of this proxy statement.

(3) Includes 491,329 shares of Common Stock which are subject to currently exercisable stock options and warrants. Does not include 21,032 shares of Common Stock owned by Mr. Van Meter's adult children to which he disclaims beneficial ownership.

(4) Includes 8,096 shares of Common Stock which are subject to currently exercisable warrants.

(5) Includes 27,271 shares of Common Stock which are subject to currently exercisable stock options and warrants.

(6) Includes 36,411 shares of Common Stock which are subject to currently exercisable stock options and warrants.

(7) Mr. Greenhouse is the father of David Greenhouse who is the Vice President of AWM Investment Company, Inc. Mr. Greenhouse disclaims beneficial ownership of any shares owned by such fund.

(8) Includes 14,735 shares of Common Stock which are subject to currently exercisable stock options.

(9) Includes 14,735 shares of Common Stock which are subject to currently exercisable stock options.

(10) Includes 14,413 shares of Common Stock which are subject to currently exercisable stock options.

(11) Includes 125,000 shares of Common Stock which are subject to currently exercisable warrants. Does not include 200,000 shares of Common Stock owned by a trust for the benefit of Mr. Hultquist's children as to which he disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors, and persons who beneficially own more than ten percent of a registered class of the Company's equities are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended
December 31, 1999, all Section 16 filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that a Form 5 was filed late by Dennis Smith.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



DEFERRED PAYMENTS AND CASH LOANS TO THE COMPANY



    Several persons affiliated with the Company have permitted us to defer paying them certain amounts we owed to them. Mr. Van Meter has permitted the deferral of compensation payments, $70,875 in 1998, $204,515 in 1999, and $0 in 2000. Mr. West permitted the deferral of payments of contractor fees, $2,500 in 1998, and $30,000 in 1999. Mr. Smith permitted the deferral of an aggregate of compensation payments, $14,219 in 1998 and $73,149 in 1999. Mr. Smith also permitted the payment deferral of $25,000 owed to him in connection with his relocation in 1998. Mr. Chambers, a former officer and employee of the Company, permitted the deferral of compensation payments of $22,969 in 1998 and $54,687 in 1999. As of December 31, 1999, a total of $1,130,245 of compensation and fees was deferred by current and former officers and employees, including the amounts noted above. Several persons affiliated with the Company have made cash loans to the Company. Mr. Van Meter loaned the Company an aggregate of $55,000 during 1998, an aggregate of $17,219 during 1999, and has made no loans to the Company during 2000. Dr. Scruggs lent the Company $100,000 in 1998. Mr. Hultquist, a private investor and present nominee for our Board of Directors, loaned the Company $70,000 in the first quarter of 2000 (which was repaid in cash) and $125,000 in the second quarter of 2000 which remains outstanding. Except for the loans from Mr. Hultquist, and $191,142 of compensation owed to former employees, none of the amounts owed described in this section remain outstanding due to such persons' investments in the transactions described in the following section.



PRIVATE PLACEMENTS REDUCING INDEBTEDNESS



    In October 1998, the Company consummated a private placement (the "1998 Royalty Placement") of $450,000, aggregate principal amount, 7% Notes due 1999 and 2001 ("Royalty Notes") in which subscribers were also entitled to receive royalties of $0.50 for each $100,000 invested (pro rated for lesser investments) for each set top box sold over a period of five years or the total notes placed. Each of Messrs. Van Meter and Smith and Dr. Scruggs, converted purchased Royalty Notes by the cancellation of Company indebtedness or cancelling the Company's obligation to pay them money, the payment of which was then being deferred. The amounts of Royalty Notes purchased were $50,000, $25,000 and $100,000 for Van Meter, Smith, and Scruggs respectively. William Chambers, then an officer of the Company, purchased a Royalty Note in the Royalty Private Placement for $50,000. In the second quarter of 2000, the Company consummated a private placement of Common Stock and warrants to purchase Common Stock (the "Spring 2000 Placement") in exchange for which the Company canceled some of its outstanding debt, including Royalty Notes, and deferred payments of monies owed held by some of the creditors of the Company, including some of its current and former officers, directors and employees. All investors in the private offering received shares of the Company's Common Stock with an aggregate value equal to the amount of debt canceled (calculated at the average closing bid price of the Company's Common Stock on the OTC bulletin board for the five trading days prior to the Company's acceptance of the respective subscription agreement less twenty percent) plus warrants to purchase Common Stock at the rate of one share for each five dollars of debt canceled. Investors in the Spring 2000 Placement included Mr. Van Meter ($390,647); Mr. Smith ($96,352); Dr. Scruggs ($109,991); Mr. Chambers ($130,889); and Mr. West
($40,481).

                                   PROPOSAL 2
                             APPROVAL OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION TO
                      INCREASE THE AUTHORIZED COMMON STOCK

GENERAL


    The Board of Directors has determined that it would be advisable to amend the FOURTH Article of the Company's Certificate of Incorporation to increase the authorized number of shares of our Common Stock from 15,000,000 to 50,000,000. Our Certificate of Incorporation currently authorizes the issuance of 15,000,000 shares of Common Stock.


    The Board of Directors has unanimously adopted and declared it advisable and unanimously recommends to our stockholders that the FOURTH Article of our Certificate of Incorporation be amended as described. A copy of the FOURTH Article of our Certificate of Incorporation, as proposed to be amended by the resolution adopted by the Board of Directors, is attached as Annex A.


    The Board of Directors has approved, subject to stockholder approval at the 2000 Annual Meeting of Stockholders, an increase in the number of authorized shares of Common Stock from 15,000,000 to 50,000,000. As of July 20, 2000, the record date for the Annual Meeting (the "Record Date"), 12,541,681 shares of Common Stock were outstanding and 3,418,496 shares were reserved for issuance in relation to outstanding options, warrants, our Stock Option Plans, and shares issuable upon conversion of convertible securities, including those that feature fluctuating conversion prices ("Fluctuating Price Securities").



    Accordingly, at such date, we had contingent obligations to issue approximately 986,843 shares of Common Stock which were not authorized by our Certificate of Incorporation, after taking into account 1,240,567 shares issuable pursuant to warrants and options which contain exercise prices in excess of the current market price of the Common Stock. If the market price of the Common Stock were to rise above the respective exercise prices of the warrants and options, we could be prevented from fulfilling our obligations to issue such shares due to our failure to maintain a sufficient number of authorized but unissued shares. If the market price of the Common Stock were to fall, additional shares of Common Stock would be issuable upon conversion of the Fluctuating Price Securities, and we could be prevented from fulfilling our obligations to issue such shares due to our failure to maintain a sufficient number of authorized but unissued shares.



NEED FOR ADDITIONAL COMMON SHARES


    The Board of Directors considers the proposed authorization of an increase of 35,000,000 shares of Common Stock a matter critical to our survival. We have financed our operations through the issuance of Common Stock and securities exercisable for or convertible into Common Stock. We no longer have any authorized shares that we can issue for additional financing. Without the approval of Proposal 2, we will be forced to find alternative sources of capital which management believes will be very difficult, if possible at all.

    Approval of Proposal 2 would provide us with the ability to take advantage of future opportunities for the issuance of equity in connection with public and private financings (including possible issuances of additional Fluctuating Price Securities), programs to facilitate expansion and growth and for other general corporate purposes, including stock dividends and employee benefit plans, without the delay and expense incident to the holding of a special meeting of stockholders to consider any specific issuance. In addition, the proposed authorization would assist us in issuing the required number of shares issuable upon exercise or conversion of our outstanding (or future) securities exercisable for or convertible into shares of Common Stock.

    Other than the 986,843 shares described above and the shares of Common Stock into which the preferred stock is convertible (as described below), the Board of Directors has no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or applicable listing requirements of a market or exchange on which the Common Stock is traded. However, if the Company raises funds by issuing additional Fluctuating Price Securities or other securities issuable below the then current price of the Common Stock, conversions thereof could be increasingly dilutive, based on the factors described below.


    Although we do not have any present plan or proposal to enter into any business combination, including any "probable" business combination, as that term is used in Section 3-05 of Regulation S-X, shares of Common Stock may be used to acquire other businesses or assets in the future.


    Regardless of whether Proposal 2 is approved by the stockholders, we intend to register such number of shares of Common Stock, up to our authorized amount of Common Stock. If Proposal 2 is approved by the stockholders, we intend to register such number of shares as described above, plus the 986,843 shares described above, plus shares of Common Stock into which the preferred stock is convertible, plus an undetermined amount of additional shares.



FLUCTUATING PRICE SECURITIES: DESCRIPTION, PURPOSE, AND EFFECT



    Our Fluctuating Price Securities consist of three tranches of convertible debentures (the "Convertible Debentures") and our Series A Convertible Preferred Stock (the "Preferred Stock" and, together with the Convertible Debentures, the "Convertible Securities"). The conversion price of the Preferred Stock and all the Convertible Debentures is a percentage of the market price of our Common Stock; other terms of the securities vary. The lower the price of the Common Stock at the time of conversion, the more shares a holder receives upon conversion of the Convertible Securities; the higher the price of the Common Stock at the time of conversion, the fewer shares a holder receives upon conversion. At September 1, 2000, $969,579, aggregate principal amount, of Convertible Debentures was outstanding, and 41 shares of Preferred Stock were outstanding.



    In total, at September 1, 2000, we had issued an aggregate of 2,822,468 shares of Common Stock upon conversion of Convertible Debentures. At such date we had received no conversion notices for which we had not issued Common Stock. Had conversion notices for all outstanding Convertible Securities (debentures and preferred stock) been received effective September 1, 2000, we would have been required to issue an additional 1,852,000 shares of Common Stock approximately, pursuant to conversions of Convertible Debentures, representing approximately 14.77% of the then outstanding Common Stock and approximately 2,622,800 shares of Common Stock pursuant to conversions of the Preferred Stock. The following approximate number of shares of Common Stock would be issuable if the market price of the Common Stock were to decrease the specified percentage amount from the price at September 1, 2000 and holders were to issue conversion notices for all outstanding Convertible Securities at the respective reduced prices (assuming the preferred stock was fully convertible at such date, and the Company had sufficient authorized but unissued shares, neither of such conditions being true): 3,477,000 shares (25% decrease); 5,215,500 shares (50% decrease); and 10,431,000 shares (75% decrease).



    We issued the Convertible Securities because the terms of such securities were the best that we could command in the market at the times we were seeking to raise capital. We used the Convertible Securities to raise needed working capital; however, we assumed the conversion, registration, and other obligations required by the Convertible Securities.



    The ongoing effects on us from issuing Convertible Securities include the following:



    - POTENTIAL LOWER STOCK PRICE. Conversions of the Convertible Securities and sales of the Common Stock issued upon conversion could lower the price of the Common Stock due to the additional supply of shares in the public marketplace. Subsequent conversions and sales, putting additional shares of Common Stock into the market, could lower the price further.



      Any decrease in the price of the Common Stock could attract the attention of investors, including holders of Convertible Securities, and encourage short sales of the Common Stock. Short sales could place further downward pressure on the price of the Common Stock.



    - DILUTION TO EXISTING STOCKHOLDERS. The issuance of Common Stock upon conversions of Convertible Securities would have a dilutive effect on the interests of other holders of Common Stock. Depending on the amount of Convertible Securities that are eligible to be converted and are actually converted, any downward movement of the price of the Common Stock, and the prices at which holders of Convertible Securities convert and the number of shares issued, the dilutive effect on existing holders of Common Stock could be substantial.



CONVERTIBLE DEBENTURES



    SPRING 1999 DEBENTURES. On March 24, 1999, we consummated the final sale of our first tranche of Convertible Debentures in a private placement more fully described in our Current Report on Form 8-K, filed with the Commission on January 19, 1999. We issued a total of $600,000 of 9% convertible debentures due 2001 (the "Spring 1999 Debentures"). The Spring 1999 Debentures are convertible at any time at the option of the holder until maturity at a conversion price equal to the lesser of 75% of the average closing bid price of the Common Stock for the five trading days immediately prior to the conversion date or equal to the average closing bid price times four for the five trading days immediately prior to the respective closing date for that initial purchaser. Interest on the Spring 1999 Debentures is payable in shares of Common Stock upon conversion, redemption or maturity. The Spring 1999 Debentures are redeemable at our option for 125% of the principal amount of the debentures, plus accrued interest. If we fail to redeem the Spring 1999 Debentures prior to maturity, such securities automatically convert into shares of Common Stock. At September 1, 2000, holders had converted $300,000 principal amount of Spring 1999 Debentures, and we had issued 1,207,854 shares of Common Stock upon conversion thereof.



    GMF DEBENTURES. Effective September 30, 1999, we entered into agreements with GMF Holdings ("GMF"), under which we could require GMF to purchase up to $5 million of our 4% subordinated convertible debentures due September 2004 (the "GMF Debentures"), as more fully described in our Current Report on Form 8-K, filed with the Commission on October 8, 1999. At September 1, 2000 we had issued $550,000 of GMF Debentures. By the terms of such agreements, we may require GMF to purchase up to a maximum of $500,000 of GMF Debentures every 30 days and possibly less, depending on the trading volume of the Common Stock. The GMF Debentures are convertible at a conversion price equal to 75% of the highest bid price of the Common Stock during the five trading days immediately preceding the date of conversion. Interest on the GMF Debentures is payable in cash or shares of Common Stock (at our option) upon conversion or maturity. We are not permitted to redeem the GMF Debentures prior to their maturity, at which time they are converted into Common Stock. At September 1, 2000, holders had converted $550,000 principal amount of GMF Debentures, and we had issued 1,035,748 shares of Common Stock upon conversions.


    GMF's obligations to purchase additional debentures terminate September 30, 2000 unless such agreements are extended or renewed. We are currently discussing those possibilities with GMF. If the agreements are not renewed or extended, GMF's obligations are likely to be limited to purchasing $400,000 of GMF Debentures or less, given the monthly restrictions on the principal amount of debentures that we can require GMF to purchase.


    B&G DEBENTURES. On February 17, 2000, we consummated the final sale of our third tranche of Convertible Debentures in a private placement more fully described in our Current Report on Form 8-K, filed with the Commission on March 23, 2000. We issued a total of $774,980 of subordinated convertible debentures (the "B&G Debentures"); $110,000 of B&G Debentures pay 4% interest and mature October

2002; $204,980 of B&G Debentures pay 8% interest and mature in November 2002; and $629,980 of B&G Debentures pay 8% interest and mature in February 2003. The B&G Debentures are convertible at any time at the option of the holders until maturity at the lesser of 75% of average closing bid price of the Common Stock for the five trading days immediately prior to the conversion date or fixed prices ranging from $0.50 to $1.50. Interest on the B&G Debentures is payable in shares of Common Stock (at our option) upon conversion, redemption, or maturity. The B&G Debentures are redeemable at our option for either 135% or 125% of the face amount of the debentures, plus accrued interest. If we fail to redeem a B&G Debenture prior to its maturity, such security automatically converts into shares of Common Stock, based on the price of the Common Stock on its maturity date. At September 1, 2000, holders had converted $275,381 principal amount of the B&G Debentures (all types), and we had issued 578,866 shares of Common Stock upon conversion.



PREFERRED STOCK



    On August 31, 2000, we consummated the initial sale of our previously unissued Preferred Stock as a private placement more fully described in our Current Report on Form 8-K, filed with the Commission on September 5, 2000. We issued 41 shares of Preferred Stock. Each share has a liquidation preference of $10,000 plus an amount representing 6% thereof as has accrued since issuance; such amount is the Liquidation Value, defined as equal to ((.06)(N/365)($10,000)) + $10,000, where "N" means the number of days from issuance of the Preferred Stock to the date of calculation. The Preferred Stock does not pay a dividend. The holders of the Preferred Stock have voting rights with as required by law, and a two-thirds vote is required for us to issue securities senior to or PARI PASSU with the Preferred Stock, or for us to adversely affect such shares as a class. A vote of the holders of the Preferred Stock is also required in connection with certain redemption events as described below. All shares of Preferred Stock outstanding on August 31, 2002 convert into shares of Common Stock as if holders of such shares had delivered a conversion notice effective at such date. The holders of Preferred Stock are entitled to participate in pro rata offerings (such as rights offerings) of certain securities made to holders of Common Stock as if their shares of Preferred Stock had been converted into Common Stock on such date. The holders may be entitled to liquidated damages under certain circumstances, including if the registration statement is not filed or declared effective in a timely fashion and if we do not fulfill our redemption obligations, some of which are set forth below.



    CONVERSIONS AND REDEMPTIONS. The Preferred Stock is convertible into shares of Common Stock by the holders, subject to certain exceptions, upon the earlier of 90 days after issuance, the date a registration statement covering the resale of the common stock issuable upon conversion of the Preferred Stock is declared effective by the Commission or five days after receiving a "no-review" status from the Commission in connection with such registration statement.



    - Conversions. The number of shares of Common Stock issuable upon conversion is calculated according to the following formula: ((.06)(N/365)(10,000) + 10,000) divided by the "Conversion Price", the lower of $1.40 and the price obtained by multiplying 0.75 times the average of the closing bid prices of the Common Stock for the five consecutive trading days immediately preceding the date of conversion, and where N means the number of days from issuance of the Preferred Stock.



    - Redemptions upon the Vote of the Holders. If holders of two-thirds of Preferred Stock then outstanding vote in favor of redemption, such holders may require us to redeem all of the Preferred Stock then outstanding upon the occurrence of Major Transactions, Triggering Events (each as defined in the Preferred Stock's Certificate of Designation) or our failure to timely deliver freely tradable Common Stock upon receipt of a duly delivered conversion notice. A Major Transaction includes mergers where we are not the surviving entity and the sale of all or substantially all of our assets. Triggering Events include: any failure on our part to maintain an effective registration statement when required to do so, an announcement that upon receipt of conversion notices that we intend not to comply with our obligations thereunder, and our failure to comply with certain covenants in the Securities Purchase Agreement or Registration Rights Agreement resulting in the reasonable expectation of a material adverse event or that the truthfulness of our representations in such agreements would have prevented such material adverse event.



    - Amounts Payable Upon Redemption. The amount payable per share upon such redemptions is equal to (i) in the case of Major Transaction, the greater of the Liquidation Value or the value of the Common Stock that such holders would have received if they had delivered conversion notices to us effective the date of the public announcement of the Major Transaction;
      (ii) in the case of a Triggering Event, the greater of 120% of the Liquidation Value or the value of the Common Stock that such holders would have received if they had delivered conversion notices to us effective the date immediately prior to the day on which the Triggering Event occurred; and (iii) in the case of our failure to deliver freely tradable shares of Common Stock in response to a conversion notice, the greater of 120% of the Liquidation Value, or the Liquidation Value divided by the Conversion Price (lower of $1.40 or 75% of the market price of a share of Common Stock, as calculated) multiplied by the Closing Bid Price (as defined) of a share of Common Stock as of the effective date of such conversion notice. In the third instance, such holder may otherwise require us to issue shares of Common Stock which are not freely tradable pursuant to its conversion notice or such holder may void its conversion notice and have us return its shares of Preferred Stock.



    - Redemptions at the Option of the Company. We may redeem the Preferred Stock at our option in a pro rata fashion upon payment of 125% of the Liquidation Value of the Preferred Stock called for redemption in increments of not less than $100,000.



REGISTRATION OBLIGATIONS OF THE COMPANY



    GENERAL. All Common Stock issuable upon the conversion of any portion of the Convertible Debentures is "restricted" stock, meaning that it is not registered under the Securities Act of 1933, as amended, and cannot be sold except pursuant to an exemption to that act. According, the respective transaction documents obligate us to register such Common Stock for the purpose of permitting the holders thereof to sell such stock on the open markets at a time of their choosing. We have not filed a registration statement covering the shares into which the 8% due 2003 B&G Debentures are convertible, and are required to pay the holders of those debentures 2% per month of the principal amount outstanding as liquidated damages until such a registration statement is declared effective. As $619,980 of such debentures are outstanding, $12,400 is payable monthly, in cash or stock at the option of the holder of the debentures. On June 4, 2000 we made a payment of $9,000 toward our obligations for the month of May 2000. We believe that we have complied with our registration requirements applicable to the GMF Debentures, the Spring 1999 Debentures, and, except as described above, the B&G Debentures.



    PREFERRED STOCK. We have agreed to file a registration statement within 75 days from the issuance of the Preferred Stock. Such registration statement is required to be declared effective within 195 days after filing. We agreed to indemnify and hold harmless the holders and certain other parties in connection with any action or proceeding that arises out of, or is based upon any allegedly untrue statements, omissions or violations of the registration statement, unless any of the foregoing arise out of information furnished to us by such persons. To the extent any indemnification is prohibited or limited by law, the indemnifying party has agreed to make a contribution in such proportion as is appropriate to reflect relative fault with respect to any amounts for which it would otherwise be liable. In addition, we have agreed to bear nearly all expenses relating to the registration of the shares of Common Stock into which the Preferred Stock is convertible. Similar indemnification, contribution and expense provisions exist in the Convertible Debentures' registration rights agreements.



    NO MATERIAL RELATIONSHIPS. None of the initial purchasers, all private investors, of the Convertible Securities has had any other material relationship with us with in the past three years.

CHANGE OF CONTROL IMPLICATIONS


    CONVERTIBLE DEBENTURES. The existence of the Convertible Debentures may discourage attempts to acquire the Company. In response to information regarding a possible acquisition attempt, holders of Convertible Debentures could elect to convert any or all of their holdings of Convertible Debentures into Common Stock, thus raising the amount of Common Stock an acquirer must acquire to gain control of the Company. Also, any Convertible Debentures that the holders do not convert would remain outstanding after an acquisition unless the acquirer or the Company redeems the Convertible Debentures at 125% or 135% of the principal amount of the applicable debentures. Any future issuances of GMF Debentures would not be redeemable at our option and would either remain outstanding after an acquisition, representing future dilution to the interest of the acquirer, or would require private negotiations by the acquirer to purchase those securities. All Convertible Debentures, by their terms become obligations of an entity which assumes all our liabilities.

    All the Convertible Debentures contain a provision that states that we are not obligated to issue such number of shares of the Common Stock that would constitute a change of control of the Company or would exceed 19.99% of our then outstanding Common Stock. Furthermore, the Spring 1999 Debentures contain a provision which restricts us from issuing any holder thereof an amount of Common Stock, which when combined with such holder's existing Common Stock ownership, would exceed 4.99% of the then outstanding Common Stock. These provisions were included to comply with regulations of the Nasdaq SmallCap Market (which no longer apply), to prevent holders from becoming our affiliate, and to prevent a debenture holder from taking control of the Company without the affirmative vote of the holders of our Common Stock.


    PREFERRED STOCK. The existence of the Preferred Stock may discourage attempts to acquire the Company. The Preferred Stock requires that we give them written notice of a Major Transaction between 15 and 10 days prior to its consummation. After receipt of such notice, if holders of two-thirds of Preferred Stock then outstanding vote in favor of redemption, we will be required to redeem all the outstanding shares of Preferred Stock at the greater of the Liquidation Value (as defined in the Certificate of Designation) or the value of Common Stock the holders would have received had they converted. The Preferred Stock restricts us from issuing any holder thereof an amount of Common Stock, which when combined with such holder's existing Common Stock ownership, would exceed 4.99% of the then outstanding Common Stock. This provision was included to prevent holders from becoming our affiliates.


    PROPOSAL 2. The increase in the authorized shares of Common Stock and the subsequent issuance of such shares could have the effect of discouraging, delaying, or preventing a change in control of the Company without further action by the stockholders, even if a majority of independent stockholders favor the proposed change of control. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. While the proposed amendment may have potential anti-takeover effects, this proposal is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors or management. We have no present plan or proposal to enter into any other arrangement which might have material anti-takeover consequences; however, we may consummate additional fundraising transactions in the future, including issuances of Fluctuating Price Securities under the GMF line of credit or otherwise.


    EXISTING ANTI-TAKEOVER PROVISION. Our Certificate of Incorporation authorizes our Board of Directors to issue up to 2,999,950 shares of "blank check" preferred stock. Such provision may discourage attempts to acquire the Company. The Board of Directors, without stockholder approval, may fix all the rights of the preferred stock. The issuance of such stock could, among other results, negatively affect the voting power of the holders of Common Stock. Under certain circumstances, the issuance of the preferred stock would make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.


    None of our Certificate of Incorporation, by-laws, employment agreements, or other material agreements contain other material anti-takeover provisions.

BOARD OF DIRECTORS' RESERVATION OF RIGHTS

    If the amendment proposed in this Proposal 2 to amend the Company's Certificate of Incorporation is approved by the stockholders, such amendment will become effective upon the filing of a Certificate of Amendment of the Certificate of Incorporation of the Company, with the Secretary of State of the State of Delaware. The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Amendment, if at any time prior to filing a Certificate of Amendment with the Secretary of State of the State of Delaware the Board of Directors, in its sole discretion, determines that the Amendment is no longer in the best interests of the Company and its stockholders. In addition, the Board of Directors reserves the right to delay filing the Certificate of Amendment for up to twelve months following stockholder approval of the Amendment at the Annual Meeting. However, at the present time, the Board of Directors intends to proceed with the Amendment as presented herein without delay.

STOCKHOLDER VOTE REQUIRED

    An affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to adopt Proposal 2. Accordingly, abstentions and broker non-votes could have a significant effect on the outcome of this proposal. Proxies solicited by the Board of Directors will be voted in favor of the adoption of Proposal 2 to amend the FOURTH Article of the Certificate of Incorporation unless otherwise indicated thereon.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE FOURTH ARTICLE OF THE COMPANY'S CERTIFICATE OF INCORPORATION, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

                                   PROPOSAL 3
               RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP, independent certified public accountants, has audited the books and records of the Company for fiscal year 1999 and for six prior years.

    Representatives of PricewaterhouseCoopers LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of this firm, the appointment of another firm of independent certified public accountants will be considered by the Board of Directors.

STOCKHOLDER VOTE

    The appointment of public accountants will be ratified if Proposal 3 receives the affirmative vote of a majority of the shares of the Company's Common Stock cast.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS AND PUBLIC ACCOUNTANTS FOR THE COMPANY, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY CARD.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company's 2001 Annual Meeting of Stockholders must be received at the Company's offices at 122 Perimeter Park Drive, Knoxville, Tennessee 37922 no later than March 1, 2001, for inclusion in the Company's proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Commission rules and regulations.

                                 ANNUAL REPORT

    The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 is being mailed to stockholders with this proxy statement.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.


    The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Common Stock. The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $5,000, plus reimbursement for out-of-pocket expenses. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 is incorporated herein by reference.

    THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, CELERITY SYSTEMS, INC., 122 PERIMETER PARK DRIVE, KNOXVILLE, TENNESSEE 37922.

                                    ANNEX A

    FOURTH: The total number of shares of capital stock that the Corporation has authority to issue is (i) fifty million (50,000,000) shares of common stock with a par value of $0.001 per share ("Common Stock"); and (ii) three million (3,000,000) shares of Preferred Stock with a par value of $0.01 per share (the "Designation Preferred Stock"). The Designation Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each such series shall include, but shall not be limited to, the determination of fixing of the following:

        (a) The distinctive designation and number of shares constituting such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

        (b) The dividend rate, if any, of such series or the method of determination thereof, the conditions and times upon which such dividends shall or may be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series thereof, or any other series of the same class, and whether dividends shall be cumulative or noncumulative;

        (c) The conditions upon which the shares of such series shall be subject to redemption by the Corporation or the holder thereof and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

        (d) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

        (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other stock of the Corporation or any other securities and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

        (f) Whether or not the shares of the series shall have voting rights in addition to the voting rights provided by law, including whether or not the shares shall have cumulative voting rights, and, if so, subject to the limitations hereinafter set forth, the terms of such voting rights;

        (g) The rights of the shares of the series in the event of voluntary or involuntary liquidation or dissolution, or upon the distribution of assets, of the Corporation; and

        (h) Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

                                ATTENDANCE CARD

I, ____________________________________, plan to attend the Annual Meeting of
Stockholders of Celerity Systems, Inc. to be held at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, at 10:00 a.m., Eastern Daylight Savings Time, on September 18, 2000.

(If you plan to attend the Meeting in person, please return this attendance card to American Stock Transfer & Trust Company
               in the enclosed addressed, postage-paid envelope)

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                             CELERITY SYSTEMS, INC.

The undersigned stockholder in Celerity Systems, Inc. (the "Company") hereby constitutes and appoints Kenneth D. Van Meter and Fenton Scruggs, and each of them, the undersigned's true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all of the shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, on September 18, 2000 at 10:00 a.m., Eastern Daylight Savings Time, or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE APPROVAL OF PROPOSALS 2 AND 3.

            (Continued and to be signed and dated on the other side)

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    A /X/   Please mark your
            votes as in this
            example.


                           WITHHOLD
                   FOR     AUTHORITY     Nominees:                                           FOR    AGAINST    ABSTAIN

(1)   Election     / /       / /        Kenneth Van Meter     (2)  Proposal No. 2           / /      / /       / /
      of
      Directors                          Glenn West            Approval of the Increase
                                                               of Authorized Common

                                         Fenton Scruggs        Stock

                                         David Hultquist                                    / /      / /       / /

                                         Bruce Thompson        (3)  Proposal No. 3

                                                               Ratification of the
                                                               Appointment of
                                                               PricewaterhouseCoopers
                                                               LLP as Public
                                                               Accountants

FOR, except vote withheld from the following nominees:


__________________   Date: ____________, 2000   __________________   Date: ____________, 2000
Signature                                       Signature

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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